CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our reports dated December 12, 2007, relating to the financial statements and financial highlights which appear in the October 31, 2007 Annual Reports to Shareholders of the Summit Cash Reserves Fund and Summit GNMA Fund, (comprising T. Rowe Price Summit Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Fund Service Providers" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

February 21, 2008